As filed with the Securities and Exchange Commission on July 7, 2016

Registration Statement No. 333-211329

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARADIGM CORPORATION

(Exact name of registrant as specified in its charter)

California	2834	94-3133088
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3929 Point Eden Way

Hayward, CA 94545

(510) 265-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Igor Gonda

President and Chief Executive Officer

3929 Point Eden Way

Hayward, CA 94545

(510) 265-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jon Layman, Esq.

Hogan Lovells US LLP

3 Embarcadero Center

San Francisco, CA 94111

(415) 374-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-211329) of Aradigm Corporation, or the Registration Statement, is being filed solely for the purpose of filing Exhibit 3.14 to the Registration Statement. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

We estimate that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by a selling securityholder and any discounts or commissions payable with respect to sales of the Notes, the Warrants and the shares of common stock issuable upon conversion of the Notes or upon exercise of the Warrants, will be paid by us. See “Plan of Distribution.”

SEC Registration Fee	$2,456
Printing Expenses	$5,000
Accounting Fees and Expenses	$3,500
Legal Fees and Expenses	$415,000
Placement Agent Fees	$1,843,500
Miscellaneous	$544

Total	$2,270,000

Item 14.	Indemnification of Directors and Officers

Section 317 of the California General Corporation Law provides that a California corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Section 317 of the California General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under the California General Corporation Law.

As permitted by Section 204(a)(10) of the California General Corporation Law, our articles of incorporation, as amended, or our Articles, provide that the Company’s directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of their fiduciary duties as a director, except for liability for any:

•	breach of the duty of loyalty to the Company or its shareholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the director derives an improper personal benefit.

Our Articles authorize us to, and our bylaws provide that we must, indemnify our directors and officers to the fullest extent authorized by the California General Corporation Law and also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

As permitted by the California General Corporation Law, we have entered into indemnification agreements with each of our directors and certain of our officers. These agreements require us to indemnify these individuals to the fullest extent permitted under California law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act and otherwise.

Item 15.	Recent Sales of Unregistered Securities

On April 21, 2016, we entered into a securities Purchase Agreement with the selling securityholders in connection with the private placement conducted pursuant to Regulation D under the Securities Act, or the 2016 Private Placement, of $23,000,000 in aggregate principal amount of 9.0% Senior Convertible Promissory Notes due 2021 to be issued pursuant to an indenture agreement with our trustee dated April 25, 2016, or the Indenture, and Warrants to purchase 263,436 shares of our common stock. We completed the first closing under the Purchase Agreement for the sale and issuance of $20,000,000 in aggregate principal amount of the Notes and the Warrants on April 25, 2016. We expect to complete the second closing of the additional $3,000,000 in aggregate principal amount of the Notes and the Warrants pursuant to the Purchase Agreement shortly after a resale registration statement relating to the Notes and the Warrants issued in connection with the 2016 Private Placement has been declared effective by the Securities and Exchange Commission. The Notes are senior unsecured obligations of the Company and bear interest at a fixed rate of 9.0% per annum, with a maturity date of May 1, 2021, and are convertible into 4,414,587 shares of common stock based upon an initial conversion price of $5.21 per share.

On August 27, 2013, pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, we issued and sold a total of 333,968,104 shares of our common stock to Grifols and certain other investors for a purchase price of $0.124 per share pursuant to a Stock Purchase Agreement dated May 20, 2013, with such total number of shares not giving effect to the forty to one reverse stock split that occurred on May 23, 2014. In connection with the closing of this common stock sale, we entered into the Grifols Registration Rights Agreement.

Item 16.	Exhibits and Financial Statement Schedules

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ARADIGM CORPORATION

By:	/s/ Nancy Pecota
Nancy Pecota
Chief Financial Officer

Dated: July 7, 2016

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ IGOR GONDA Igor Gonda	President, Chief Executive Officer and Director	July 7, 2016

	/s/ NANCY PECOTA Nancy Pecota	Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	July 7, 2016

	* Virgil D. Thompson	Director	July 7, 2016

	* David Bell	Director	July 7, 2016

	* Frederick Hudson	Director	July 7, 2016

	* John Siebert	Director	July 7, 2016

*By:	/s/ Nancy Pecota
Nancy Pecota
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

3.1(1)	Amended and Restated Articles of Incorporation of the Company.

3.2(3)	Certificate of Determination of Series A Junior Participating Preferred Stock.

3.3(4)	Amended and Restated Certificate of Determination of Preferences of Series A Convertible Preferred Stock.

3.4(3)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

3.5(3)	Certificate of Amendment of Certificate of Determination of Series A Junior Participating Preferred Stock.

3.6(5)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

3.7(5)	Certificate of Amendment of Certificate of Determination of Series A Junior Participating Preferred Stock.

3.8(6)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

3.9(14)	Certificate of Correction to Certificate of Amendment of Articles of Incorporation of the Company.

3.10(19)	Certificate of Amendment of Articles of Incorporation of the Company.

3.11(22)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

3.12(2)	Amended and Restated Bylaws of the Company, as amended.

3.13(23)	Certificate of Amendment to the Amended and Restated Bylaws of the Company.

3.14	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13 and 3.14.

4.2(1)	Specimen common stock certificate.

5.1*	Opinion of Hogan Lovells US LLP.

10.1(1)+	Form of Indemnity Agreement between the Company and each of its directors and officers.

10.2(1)+	Form of the Company’s Incentive Stock Option Agreement under the 2005 Equity Incentive Plan.

10.3(1)+	Form of the Company’s Non-statutory Stock Option Agreement under the 2005 Equity Incentive Plan.

10.4(1)+	1996 Non-Employee Directors’ Stock Option Plan.

10.5(1)+	Form of the Company’s Non-statutory Stock Option Agreement under the 1996 Non-Employee Directors’ Stock Option Plan.

10.6(1)+	Form of the Company’s Employee Stock Purchase Plan Offering Document.

10.7(6)+	Form of the Company’s Restricted Stock Bonus Agreement under the 2005 Equity Incentive Plan.

10.8(7)+	Employment Agreement, dated as of August 10, 2006, with Dr. Igor Gonda.

10.9(8)	Lease Agreement for the property located in Phase V of the Britannia Point Eden Business Park in Hayward, California, dated January 28, 1998, between the Company and Britannia Point Eden, LLC.

10.10(9)	Sublease between the Company and Mendel Biotechnology, Inc., dated July 11, 2007, under the Lease Agreement by and between the Company and Hayward Point Eden I Limited Partnership, a Delaware limited partnership, as successor-in-interest to Britannia Point Eden, LLC, as amended, for 3929 Point Eden Way, Hayward, California.

Exhibit No.	Description

10.11(10)+	2005 Equity Incentive Plan, as amended.

10.12(11)+	Employee Stock Purchase Plan, as amended.

10.13(12)	Amended and Restated Rights Agreement, dated as of September 5, 2008 by and between the Company and ComputerShare Trust Company, N.A.

10.14(13)+	Amended and Restated Executive Officer Severance Benefit Plan.

10.15(15)	Amended and Restated form of Change of Control Agreement entered into between the Company and certain of the Company’s senior officers.

10.16(15)	Amended and Restated Change of Control Agreement, dated as of April 5, 2011 by and between the Company and Igor Gonda.

10.17(15)	Amended and Restated Change of Control Agreement, dated as of April 5, 2011 by and between the Company and Nancy Pecota.

10.18(15)	Form of Indemnification Agreement.

10.19(16)	Securities Purchase Agreement, dated as of December 11, 2012, among the Company and the investors party thereto.

10.20(16)	Registration Rights Agreement, dated as of December 11, 2012 among the Company and the buyers party thereto.

10.21(17)	Form of License and Collaboration Agreement by and among the Company and Grifols, S.A.

10.22(17)	Form of Option Agreement by and among the Company and Grifols, S.A.

10.23(17)	Form of Governance Agreement by and among the Company and Grifols, S.A.

10.24(17)	Form of Registration Rights Agreement by and among the Company and Grifols, S.A.

10.25(17)	Form of Registration Rights Agreement by and among the Company and the buyers listed on the signature page thereto.

10.26(18)‡	Clinical Supply and Commercial Manufacturing Services Agreement, dated as of August 27, 2013, by and between SIGMA-TAU Pharmasource Inc. and the Company.

10.27(20)	Change of Control Agreement, dated November 5, 2013, by and between the Company and Dr. Juergen Froehlich.

10.28(20)	Offer Letter, dated November 5, 2013, between the Company and Dr. Juergen Froehlich.

10.29(21)	Assignment, Assumption, Waiver and Consent, effective February 28, 2015, by and among the Aradigm Royalty Financing LLC, the Company, R&D Bauer Ventures, LP and SG-PBS LLC.

10.30(23)	Form of Non-statutory Stock Option Agreement, by and between the Company and Igor Gonda.

10.31(24)	Board Observer Rights Agreement, dated September 1, 2015, between the Company and Grifols, S.A.

10.32(25)+	Aradigm Corporation 2015 Equity Incentive Plan.

10.33(25)+	Form of Stock Option Agreement pursuant to Aradigm Corporation 2015 Equity Incentive Plan.

10.34(25)+	Aradigm Corporation Employee Stock Purchase Plan.

10.35(26)	Securities Purchase Agreement, dated April 21, 2016.

10.36(26)	Indenture, dated April 25, 2016.

10.37(26)	Form of 9.0% Senior Convertible Note due May 1, 2021.

Exhibit No.	Description

10.38(26)	Form of Warrant.

10.39(26)	Escrow Agreement, dated April 25, 2016.

10.40(26)	Amendment to Governance Agreement, dated April 21, 2016.

21.1(27)	List of Subsidiaries of the Company.

23.1*	Consent of OUM & Co LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Hogan Lovells US LLP (included in exhibit 5.1).

24.1*	Power of Attorney (signature page).

25.1*	Statement of Eligibility of Trustee on Form T-1.

+	Represents a management contract or compensatory plan or arrangement.
‡	Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the non-public information has been filed separately with the Securities and Exchange Commission.
*	Previously filed.
(1)	Incorporated by reference to the Company’s Form S-1 (No. 333-04236) filed on April 30, 1996, as amended.
(2)	Incorporated by reference to the Company’s Form 10-Q (No. 000-28402) filed on August 14, 1998.
(3)	Incorporated by reference to the Company’s Form 10-K (No. 333-72037) filed on March 29, 2002.
(4)	Incorporated by reference to the Company’s Form S-3 (No. 333-76584) filed on January 11, 2002, as amended.
(5)	Incorporated by reference to the Company’s Form 10-Q (No. 333-72037) filed on August 13, 2004.
(6)	Incorporated by reference to the Company’s Form 10-K (No. 000-28402) filed on March 31, 2006.
(7)	Incorporated by reference to the Company’s Form S-1 (No. 333-138169) filed on October 24, 2006, as amended.
(8)	Incorporated by reference to the Company’s Form 10-K (No. 000-28402) filed on March 24, 1998, as amended.
(9)	Incorporated by reference to the Company’s Form 8-K (No. 000-28402) filed on July 24, 2007.
(10)	Incorporated by reference to the Company’s definitive proxy statement (No. 000-28402) filed on April 7, 2008.
(11)	Incorporated by reference to the Company’s Form 8-K (000-28402) filed on May 21, 2009.
(12)	Incorporated by reference to the Company’s Form 10-Q (No. 000-28402) filed on November 12, 2008.
(13)	Incorporated by reference to the Company’s Form 8-K (No. 000-28402) filed on January 8, 2009.
(14)	Incorporated by reference to the Company’s Form 8-K (No. 000-28402) filed on September 20, 2010.
(15)	Incorporated by reference to the Company’s Form 8-K (No. 000-28402) filed on April 18, 2011.
(16)	Incorporated by reference to the Company’s Form 8-K (No. 000-28402) filed on December 13, 2012.
(17)	Incorporated by reference to the Company’s Form 8-K (No. 000-28402) filed on May 24, 2013.
(18)	Incorporated by reference to the Company’s Form 10-Q (No. 000-28402) filed on October 28, 2013.
(19)	Incorporated by reference to the Company’s Form 8-K (No. 000-28402) filed on February 4, 2015.
(20)	Incorporated by reference to the Company’s Form S-1 (No. 333-193751) filed on February 4, 2015 as amended.
(21)	Incorporated by reference to the Company’s Form 8-K (No. 000-28402) filed on February 4, 2015.
(22)	Incorporated by reference to the Company’s Form 10-Q (No. 001-36480) filed on May 14, 2015.
(23)	Incorporated by reference to the Company’s Form 10-K (No. 001-36480) filed on March 13, 2015.
(24)	Incorporated by reference to the Company’s Form 10-Q (No. 001-36480) filed on November 12, 2015.
(25)	Incorporated by reference to the Company’s Form S-8 (No. 333-205613) filed on July 10, 2015.
(26)	Incorporated by reference to the Company’s Form 8-K/A (No. 001-36480) filed on April 28, 2016.
(27)	Incorporated by reference to the Company’s Form 10-K (No. 001-36480) filed on March 30, 2016.